Exhibit 99.1

Sunnova Energy International, Inc. 20 Greenway Plaza, Suite 540 Houston, Texas 77046 sunnova.com

Sunnova Announces Appointment of Two New Independent Board Members

HOUSTON, September 25, 2024 – (BUSINESS WIRE)–Sunnova Energy International, Inc. ("Sunnova") (NYSE: NOVA), an industry-leading adaptive energy services company, announced today the appointment of Corbin J. Robertson, III, and Jeremy Thigpen as independent directors to its Board of Directors, effective September 23, 2024.

“Corby and Jeremy bring a wealth of global business, energy, and leadership experience to our Board, complementing our existing membership,” said William J. (John) John Berger, Chairman and Chief Executive Officer of Sunnova. “Both Corby and Jeremy have successfully led large organizations, provided financial stewardship for capital intensive industries, and navigated through complex and changing markets. As a result, they understand how the energy market is evolving, and the critical role Sunnova’s energy services play in meeting the need for more reliable, affordable, and sustainable power. We are pleased to welcome Corby and Jeremy to Sunnova.”

Corbin J. Robertson, III has extensive experience in energy and private equity. Mr. Robertson has served as Founder and Managing Partner of CIII Capital Management LLC, a private multi-industry investment firm, since August 2000. He has also served as the Chief Executive Officer of the General Partner of Western Pocahontas Properties Limited Partnership, a land company with minerals and timberlands across many states, since May 2008, and has served on the Board of Directors of Western Pocahontas since October 2012.

Mr. Robertson has served as Co-Founder and Co-Managing Partner of LKCM Headwater Investments GP, LLC. since June 2011. Mr. Robertson is an owner of and has served on the Board of Directors for Quintana Minerals Corporation since October 2007. Mr. Robertson also serves or has served on the Board of Directors of the following public companies: Natural Resource Partners L.P., Genesis Energy L.P., and Quintana Maritime Inc. Mr. Robertson serves as a board member of the Texas Parks and Wildlife Foundation and is on the University of Texas Development Board.

Jeremy Thigpen has extensive experience leading publicly traded companies in the energy services sector. He has been Chief Executive Officer of Transocean Ltd. since joining the company in April 2015. Mr. Thigpen has also been a member of the company's Board of Directors since 2015 and previously served as President of Transocean Ltd. from April 2015 until February 2022. Prior to joining Transocean Ltd., he served as Senior Vice President and Chief Financial Officer at National Oilwell Varco, Inc., where he spent 18 years.

Sunnova Energy International, Inc. 20 Greenway Plaza, Suite 540 Houston, Texas 77046 sunnova.com

During his tenure at NOV, Mr. Thigpen spent five years as the company's President of Downhole and Pumping Solutions business and four years as President of its Downhole Tools group. He also served in various management and business development capacities, including Director of Business Development and Special Assistant to the Chairman. Since 2022, Mr. Thigpen has served as a member of the Board of Trustees at Rice University and served as the International Association of Drilling Contractors’ Chair in 2022.

About Sunnova
Sunnova Energy International Inc. (NYSE: NOVA) is an industry-leading adaptive energy services company focused on making clean energy more accessible, reliable, and affordable for homeowners and businesses. Through its adaptive energy platform, Sunnova provides a better energy service at a better price to deliver its mission of powering energy independenceTM. For more information, visit http://www.sunnova.com.

Sunnova Media Contact:
Ryan Bechtold
Ryan.Bechtold@sunnova.com

Sunnova Investors & Analysts:
Rodney McMahan
713-997-2444
Rodney.McMahan@sunnova.com

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